Exhibit 23.4 - Consent of PricewaterhouseCoopers LLP


                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-52125-99) pertaining to the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors, in the Registration Statement on Form S-8 (No. 33-32612-99) pertaining to the Ashland Inc. Employee Savings Plan, in the Registration Statement on Form S-8 (No. 33-55922-99) pertaining to the Ashland Inc. 1993 Stock Incentive Plan, in the Registration Statement on Form S-8 (No. 33-49907-99) pertaining to the Ashland Inc. Leveraged Employee Stock Ownership Plan, in the Registration Statement on Form S-8 (No. 33-62901-99) pertaining to the Ashland Inc. Deferred Compensation Plan, in the Registration Statement on Form S-8 (No. 333-33617-99) pertaining to the Ashland Inc. 1997 Stock Incentive Plan, in the Registration Statement on Form S-8 (No. 333-54766-99) pertaining to the Amended and Restated Ashland Inc. Incentive Plan, in the Registration Statement on Form S-8 (No. 333-122270-99) pertaining to the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (2005), in the Registration Statement on Form S-8 (No. 333-122269-99) pertaining to the Ashland Inc. Deferred Compensation Plan for Employees (2005), in the
Registration Statement on Form S-8 (No. 333-127348) pertaining to the Amended and Restated Ashland Inc. Incentive Plan, and in Form S-8 (No. 333-131792) pertaining to the 2006 Ashland Inc. Incentive Plan, of our report dated March 24, 2006 relating to the financial statements of Marathon Petroleum Company LLC (formerly Marathon Ashland Petroleum LLC) which appears in this Form 10-K/A (Amendment No. 1).



/s/ PricewaterhouseCoopers LLC

Houston, TX
March 30, 2006